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                      Consent of Independent Accountants


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our reports as of the dates and relating to the financial statements of the companies listed below.


     Company                                 Date of Report
     -------                                 --------------

iXL Enterprises, Inc.                        February 5, 1999

BoxTop Interactive, Inc.                     October 3, 1997

Green Room Productions, L.L.C.               September 3, 1998

Digital Planet                               July 13, 1998

Micro Interactive, Inc.                      June 26, 1998

CommerceWAVE, Inc.                           August 21, 1998

Spinners Incorporated                        September 4, 1998

Tekna, Inc.                                  September 24, 1998

Larry Miller Productions, Inc.               November 10, 1998


We also consent to the application of our report on iXL Enterprises, Inc. to the Financial Statement Schedules for the period from May 1, 1996 (commencement of operations) through December 31, 1996 and the years ended December 31, 1997 and 1998 listed under Item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included these schedules. We also consent to the references to us under the heading "Experts" in such Prospectus.


PricewaterhouseCoopers LLP
Atlanta, Georgia
May 6, 1999